                           TCI ORGANIZATIONAL CHART

================================================================================

                                     TCI

                 TCI GROUP                        LIBERTY MEDIA GROUP
          (Nasdaq: TCOMA/TCOMB)                 (Nasdaq:  LBTYA/LBTYB)

CABLE OPERATIONS                 PROPOSED TCI                    PROGRAMMING
                                VENTURES GROUP                    BUSINESSES

  TCI COMMUNICATIONS, INC.        TELEPORT COMMUNICATIONS            MOVIE SERVICES
                                        GROUP, INC.

       TKR & OTHER                TELE-COMMUNICATIONS                ENTERTAINMENT AND
    CABLE OPERATIONS              INTERNATIONAL, INC.                  INFORMATION

    NON-CONSOLIDATED                  SPRINT PCS                        ELECTRONIC
    CABLE OPERATIONS                                                    RETAILING

    @HOME BY TCI.NET              AT HOME CORPORATION                   SATELLITE
                                                                        SERVICES

    OTHER OPERATIONS                 UNITED VIDEO                    SPORT SERVICES
                                   SATELLITE GROUP

                                        OTHER
                                     INVESTMENTS
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STRATEGIC DIRECTION

o Now I would like to spend a few minutes with you discussing our strategic direction, the recently approved TCI Ventures Group, our Exchange
Offers and conclude with what I consider to be a bright future for TCI Group.

o We continually seek to maximize the power of the assets within the TCI family of companies to promote growth and to enhance shareholder value. As we move toward the next millennium, we are taking steps to achieve these goals.

o We are reinvigorating our cable operations and building on the success of our programming business.

o We are continuing our commitment to diversification, while seeking to organize the Company to make it more easily understood by investors. And at every turn, we remain committed to achieving our goal of building shareholder value.




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                          [TCI ORGANIZATIONAL CHART]


o We have long recognized the benefits of diversification to better manage risk, identify and leverage new market opportunities, and combine the strengths of parallel businesses. We have been very successful in these efforts.

o TCI common stock is currently traded through two tracking stocks: TCI Group Common Stock, Series A and Series B (Nasdaq: TCOMA/TCOMB) and Liberty Media Group Common Stock, Series A and Series B (Nasdaq: LBTYA/LBTYB).

o To continue our diversification efforts, we have created Series A and Series B TCI Ventures Group Common Stock that will further segregate our business activities.

o The new tracking stock, TCI Ventures Group Common Stock, is intended to reflect the separate performance of those assets that are attributed to the TCI Ventures Group, including the Company's principal international assets and substantially all of TCI's non-cable and non-programming domestic assets and investments -- which I will detail for you in a moment.

                          REASONS FOR EXCHANGE OFFERS

                o  Greater Market Recognition

                o  Remaining TCI Group more Homogeneous

                o  Greater Flexibility

                o  TCI Family Benefits Continue

REASONS FOR EXCHANGE OFFERS

o Greater market recognition of the value of businesses and assets attributed to the TCI Ventures Group, thereby enhancing stockholder value over time. Expected to be a tax-free exchange for federal income tax purposes.

o Remaining assets and businesses attributed to the TCI Group are more homogeneous and therefore should be easier to understand and value.

o Greater flexibility with regard to raising future capital, acquisitions or investments and strategic partnering.

o  Continued membership in the consolidated enterprise.

o In determining to offer the TCI Ventures Group Common Stock in exchange for TCI Group Common Stock, the Board determined that the businesses and assets, the attribution of which was being shifted to the TCI Ventures Group, represented approximately 30 percent of the total value of the TCI Group.

o In reaching its view as to relative common stockholders equity values, the Board took into account a number of factors including:

        - Recent trading prices of those assets that are publicly traded and of public companies in the same industry as other assets that are not publicly traded.

        - The amount of capital invested in such assets by TCI and other third parties.

        -       The recent financial performance of the various assets.

o These factors were compared to the trading prices of TCI Group Common Stock and the financial performance of the TCI Group.

o The Board also considered the relative amounts of debt to which the assets attributed to each such Group were subject, the capital expenditure requirements of each Group and the relative prospects of the assets attributed to each such Group.

o Neither the Company nor its Board of Directors is making any recommendation to any stockholder as to whether to tender or refrain from tendering TCI Group Common Stock pursuant to the Exchange Offers. Each stockholder must make his or her own decision after carefully reviewing the Offering Circular.

                           TCI Ventures Group Assets

o  Teleport Communications Group, Inc.

o  Tele-Communications International, Inc.

o  Sprint PCS

o  At Home Corporation

o  United Video Satellite Group, Inc.

o  Other Investments

TCI Ventures Group Assets

o The assets attributed to the TCI Ventures Group include equity investments in:

   - Teleport Communications Group, Inc. a provider of competitive local exchange carrier service.

   - Tele-Communications International, Inc. the Company's primary vehicle for the conduct of its International cable, telephony and programming businesses.

   - Sprint PCS, a provider of wireless communications services, using radio spectrum for broadband personal communications services to residential and business customers.

   - At Home Corporation, a provider of high-speed multimedia Internet services and the Company's interest in other Internet-related assets.

   - United Video Satellite Group, Inc. a provider of satellite-delivered video, audio, data and program promotion services to cable television systems, satellite dish owners, radio stations and private network users primarily throughout North America.

   - Other businesses and investments including Western Tele-Communications, Inc., the National Digital Television Center and ETC w/tci, Inc.

                         DOMESTIC COMMUNICATION ASSETS
                             (AS OF JUNE 30, 1997)
            -----------------------------------------------------------
                                                          Shares or Net
                                          Equity           Attributable
                                         Ownership         "Pops" (MM)
                                         ---------        -------------
            o  Teleport Communications      30%             49.8 shares

            o  Sprint PCS Partnerships      30%             50 Pops

            o  PhillieCo L.P.               35%             3.2 Pops

            o  WTCI                         100%            N/A


DOMESTIC COMMUNICATION ASSETS

o  Teleport Communications Group

   - A competitive local exchange carrier and the largest CLEC in the United States as measured by route miles.

   - Principal customers are telecommunications-intensive businesses, hospitals and educational institutions, governmental agencies, etc.

o  Sprint PCS Partnerships

   - We believe Sprint PCS is the largest broadband wireless PCS company in the United States in terms of total license coverage of "Pops." Owned in conjunction with Sprint, Cox and Comcast.

   - "Pops" refers to the population of a geographic area covered by a license or group of licenses.

   - The "Pops" shown represents aggregate Pops covered by the applicable PCS licensee multiplied by the direct or indirect percentage equity interest in such licensee attributed to the TCI Ventures Group. Such number is not necessarily indicative of the number of Pops that are or will be served by the applicable licensee's PCS network in such license area or the actual or expected number of customers using such PCS network. The number is not intended to imply that TCI has any actual ownership or other rights in such Pops.

o  PhillieCo, L.P.

        -  PCS under the "Sprint" brand name in the Philadelphia ADI.

o  WTCI
        - Provider of microwave and wireline transport of telecommunications services.

        -  1996 Revenues of $32 million.

                         INTERNET & SATELLITE ASSETS
                             (AS OF JUNE 30, 1997)
                 -------------------------------------------
                                        % Equity    Shares
                                        Ownership  Held (mm)
                                        ---------  ---------
                 o At Home Corporation     39        46.46

                 o United Video Satellite  40        14.52

                 o NDTC                    100        n/a


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INTERNET & SATELLITE ASSETS

o At Home Corporation:

  - 46.46 million Series A and Series B shares

  - Control over 70 percent of the voting power.

  - A provider of high-speed multimedia Internet services.

o Various other Internet investments including:

  - Sportline USA, Inc. (7 percent)

  - iVillage, Inc. (12 percent)

  - Interzine Productions, Inc. (15 percent)

  - Java Fund (7 percent)

o United Video Satellite Group (14.5 million shares representing 85 percent voting power). A provider of satellite-delivered video, audio, data and program promotion services.

o National Digital Television Center - Digital compression and authorization services to programming suppliers, cable systems and other video distribution outlets.


                       INTERNATIONAL & OTHER ASSETS
                          (AS OF JUNE 30, 1997)
                 ----------------------------------------
                                     % EQUITY    SHARES
                                     OWNERSHIP  HELD (MM)
                                     ---------  ---------
                 o International        85        97.95


                 o DigiVentures, LLC    99         N/A


                 o Antec                16        6.33


                 o ETC w/tci, Inc.      80         N/A


                 o SUMMITrak           100     [to be sold]


INTERNATIONAL & OTHER ASSETS

o   Tele-Communications International, Inc.:

    - 97.95 million Series A and Series B shares held.

    - International cable, telephony and programming interests and opeations


o   DigiVentures, LLC - Leases digital set-top box equipment.


o   Antec:

    - 6.33 million shares held as of June 30, 1997.

    - Manufacturer of products for hybrid fiber-coaxial broadband networks.


o ETC w/tci, Inc. -- Developer and distributor of for-profit education, training and communication services and products.


o SUMMITrak-Integrated information management system. On August 12, we announced an agreement to sell SUMMITrak to CSG Systems for $106 million in cash, and, depending on the achievement of certain goals, (i) up to $26 million in cash over the next two years and (ii) warrants to purchase up to 1.5 million shares of CSG stock. No assurance the transaction will be consummated on such terms or at all.

                                EXCHANGE OFFERS
                  ------------------------------------------------
                  o    188,661,300 Series A TCI Group for Series
                       A TCI Ventures Group

                  o    16,266,400 Series B TCI Group for Series B
                       TCI Ventures Group

                  o    One For One Exchange

                  o    Offer Expires on September 10, 1997


EXCHANGE OFFERS

o Series A TCI Group for Series A TCI Ventures Group up to 188,661.300 shares and Series B TCI Group for Series B TCI Ventures Group up to 16,266,400 shares.


o       For a total of approximately 205 million shares.

o The shares of TCI Group Common Stock being tendered for represent approximately 30 percent of the shares of each series of TCI Group Common Stock outstanding as of June 30, 1997.

o If less than 205 million shares are exchanged, TCI will convert its inter-group interest for a TCI Ventures Group Preferred. If more than 205 million shares are tendered, shares will be accepted for exchange on a pro rata basis.

o All persons who hold or have tendered Series A TCI Group Common Stock or Series B TCI Group Common Stock before 5 p.m. (EST), September 10 are entitled to participate in the Exchange Offers.

o We believe the exchange of TCI Group Common Stock for TCI Ventures Group Common Stock would be a tax free exchange for federal income tax purposes.

                              TCI GROUP OVERVIEW

                        ------------------------------

        o       TCI Group Assets

                -- Domestic Cable Operations

                -- Internet and Telephony Distribution

        o       Cable Operations 2Q97 Highlights

                -- OCF: $706 Million

                -- FCF: $282 Million

                -- Leverage Ratio: 5.0x

        o       Joint Venture Announcements


TCI GROUP ASSETS

o TCI Group thereafter will be comprised primarily of the Company's domestic cable operations, consisting of TCI Communications, Inc. (TCIC), TKR Cable Company and other relatively small domestic cable systems held by the TCI parent, along with TCI.NET, our high-speed Internet business and our wireline telephony distribution business.

o As indicated by our second quarter results, we have shown that by exercising careful management, sound judgment, steady operating discipline and rigorous cost containment, we can deliver strong financial results to our stockholders.

o For example, our Operating Cash Flow was $706 million for the second quarter, a 16 percent increse compared with 1996 second quarter pro forma Operating Cash Flow. Our Free Cash Flow, which we define as Operating Cash Flow less interest, capital expenditures and preferred dividends, was $282 million for the second quarter and $569 million for the first half of 1997. TCIC has effectively reduced its leverage ratio by one full multiple since year-end 1996.

o Currently, we serve more than 14 million cable customers and have entered into agreements to transfer approximately two million of these customers into joint venture partnerships or other entities.

o The major benefits of these partnerships are to rationalize TCI's cable assets by placing the systems under strong regional management. If one of our systems adjoins an operator who has more extensive geographic "clustering," or a deeper presence in that market, we now seek to create a joint venture or affiliation and let them manage that system. In addition, we anticipate that in aggregate these arrangements will further reduce our leverage ratio.

o The events of the past year have positioned TCI to compete more effectively in the future. We have clearly demonstrated our ability to respond swiftly and decisively to changes in market conditions and technology.

o We are respectful of the management challenges ahead, and we face each challenge with enthusiasm and a clear focus on the mission at hand.